Registration No. 333-______

     As filed with the Securities and Exchange Commission on March 28, 2001


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                       First Niagara Financial Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                          16-1545669
 (State or Other Jurisdiction of                        (I.R.S. Employer
   Incorporation or Organization)                        Identification No.)



                      6950 South Transit Road, P.O. Box 514
                          Lockport, New York 14095-0514
                    (Address of Principal Executive Offices)

                           ---------------------------


           First Niagara Financial Group, Inc. 1999 Stock Option Plan
     First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan
                            (Full Title of the Plans)


            Copies to:
        William E. Swan
President and Chief Executive Officer         John J. Gorman, Esquire
 First Niagara Financial Group, Inc.            Luse Lehman Gorman
6950 South Transit Road, P.O. Box 514         Pomerenk & Schick, P.C.
    Lockport, New York 14095-0514       5335 Wisconsin Ave., N.W., Suite 400
           (716) 625-7500                     Washington, D.C.  20015
    (Name, Address and Telephone                  (202) 274-2000
    Number of Agent for Service)

                           ---------------------------


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

                         CALCULATION OF REGISTRATION FEE


 Title of Securities          Amount to be              Proposed                Proposed                Amount of
   to be Registered          Registered (1)             Maximum                  Maximum             Registration Fee
                                                   Offering Price Per      Aggregate Offering
                                                         Share                    Price

    Common Stock,
    par value $.01        1,196,500 shares (2)         $10.12(3)             $12,108,580.00              $3,027
      per share
    Common Stock,
    par value $.01         194,160 shares (4)          $11.06 (6)             $2,147,409.60               $537
      per share
    Common Stock,
    par value $.01         556,264 shares (5)          $11.06 (6)             $6,152,279.84              $1,538
      per share
        Total               1,946,924 shares                                 $20,408,269.44              $5,102


 -------------

(1)  Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First Niagara Financial Group, Inc. 1999 Stock Option Plan (the
      "Stock Option Plan"), and the First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan (the
     "Recognition and Retention Plan")  as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of First Niagara Financial Group, Inc. pursuant to 17 C.F.R. Section 230.416(a).
(2)  Represents the number of shares currently reserved for issuance pursuant to options granted pursuant to the Stock Option Plan.
(3)  Determined by the exercise price of options pursuant to 17 C.F.R. Section 230.457(h)(1).
(4)  Represents the number of shares currently reserved for issuance pursuant to options available for grant pursuant to the Stock Option Plan.
(5)  Represents the maximum number of shares which can be granted pursuant to the Recognition and Retention Plan.
(5)  Represents the number of shares available for grant pursuant to the Recognition and Retention Plan.
(6)  Determined by reference to the fair market value of the common stock on March 23, 2001, pursuant to 17
     C.F.R. Section 230.457(c).

                      ------------------------------------


         This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. Section 230.462.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan
                Annual Information

         The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Stock Option Plan and the Recognition and Retention Plan (collectively, the "Plans") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

         The following documents previously or concurrently filed by First Niagara Financial Group, Inc. (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement:

         a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (Commission File No. 0-23975), filed pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report referred to above;

         c) The description of the common stock of the Company contained in the Registration Statement on Form S-1 (Commission File No. 333-42977) originally filed by the Company under the Securities Act of 1933 with the Commission on December 22, 1997, and all amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

         The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to William
E. Swan, President and Chief Executive Officer, First Niagara Financial Group, Inc., 6950 South Transit Road, Lockport, New York 14095-0514, telephone number
(716) 625-7500.

         All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.


Item 6.   Indemnification of Directors and Officers

         Article NINTH of the Certificate of Incorporation of Niagara Bancorp, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         NINTH:

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, if required under the Delaware General Corporation Law, that an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise, shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  List of Exhibits.

Regulation S-K       Reference to Prior
Exhibit Number       Filing or Document              Exhibit No. Attached Hereto
--------------       --------                        ---------------------------

5                    Opinion of Luse Lehman Gorman
                     Pomerenk & Schick, P.C.            Attached as Exhibit 5

10.1                 First Niagara Financial
                     Group, Inc. 1999 Stock Option Plan.         **

10.2                 First Niagara Financial
                     Group, Inc. 1999 Recognition and            **
                     Retention Plan.

23.1                 Consent of Luse Lehman Gorman
                     Pomerenk & Schick, P.C.            Contained in Exhibit 5

23.2                 Consent of KPMG LLP.              Attached as Exhibit 23.2

24                   Power of Attorney               Contained on Signature Page

** Filed as exhibits to the Registrant's Proxy Statement relating to the Registrant's April 27, 1999 annual meeting of stockholders, filed with the Commission on March 31, 1999, which is incorporated herein by reference.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Stock Option Plan and the Recognition and Retention Plan; and

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX


Exhibit Number             Description

         5 Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation as to the legality of the Common Stock registered hereby.

         23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation (contained in the opinion included as Exhibit 5).

         23.2              Consent of KPMG LLP.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lockport, New York, on this 21st day of March, 2001.

                                                FIRST NIAGARA FINANCIAL GROUP,
                                                INC.




                                        By:     /s/ William E. Swan
                                                --------------------------------
                                                William E. Swan, President and
                                                Chief Executive Officer
                                                (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of First Niagara Financial Group, Inc. (the "Company") hereby severally constitute and appoint William E. Swan as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William E. Swan may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said William E. Swan shall do or cause to be done by virtue thereof.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                    Title                                      Date



/s/ William E. Swan          President, Chief                March 21, 2001
-------------------
William E. Swan              Executive Officer
                             and Chairman
                             (Principal Executive
                             Officer)

/s/ Daniel A. Dintino, Jr.   Chief Financial Officer         March 21, 2001
--------------------------
Daniel A. Dintino, Jr.       (Principal Financial
                             and Accounting Officer)


/s/ Gordon P. Assad          Director                        March 21, 2001
-------------------
Gordon P. Assad


John Bisgrove, Jr.           Director                        ________, 2001

/s/ Christa R. Caldwell      Director                        March 21, 2001
-----------------------
Christa R. Caldwell




/s/ James W. Currie          Director                        March 21, 2001
-------------------
James W. Currie




/s/ Gary B. Fitch            Director                        March 21, 2001
-----------------
Gary B. Fitch




/s/ Daniel W. Judge          Director                        March 21, 2001
-------------------
Daniel W. Judge



_______________________      Director                        ________, 2001
Harvey Kaufman



/s/ B. Thomas Mancuso        Director                        March 21, 2001
---------------------
B. Thomas Mancuso




/s/ James Miklinski          Director                        March 21, 2001
-------------------
James Miklinski



/s Robert G. Weber           Director                        March 21, 2001
------------------
Robert G. Weber

                                    EXHIBIT 5

              OPINION OF LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.

March 26, 2001                                                    (202) 274-2000

Board of Directors
First Niagara Financial Group, Inc.
6950 South Transit Road
Lockport, New York 14095-0514

                  Re:      First Niagara Bank 401(k) Plan
                           Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the issuance of First Niagara Financial Group, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), pursuant to the First Niagara Financial Group, Inc. 1999 Stock Option Plan (the "Stock Option Plan") and the First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan. We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         Based on the foregoing, we are of the following opinion:

         Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted pursuant to the Stock Option Plan, will be legally issued, fully paid and non-assessable.

         This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.
                                        Very truly yours,


                                        /s/ Luse Lehman Gorman Pomerenk & Schick

                                        LUSE LEHMAN GORMAN POMERENK & SCHICK
                                        A Professional Corporation

                                  EXHIBIT 23.2

                               CONSENT OF KPMG LLP

                       Consent of Independent Accountants

The Board of Directors
First Niagara Financial Group, Inc.:

We consent to the incorporation by reference in this Registration statement on Form S-8 of First Niagara Financial Group, Inc. (formerly Niagara Bancorp, Inc.) relative to the First Niagara Financial Group, Inc. 1999 Stock Option Plan and 1999 Recognition and Retention Plan of our report dated January 11, 2000, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 10-K of First Niagara Financial Group, Inc. dated March 29, 2000.


                                  /s/ KPMG LLP

March 20, 2001
Buffalo, New York